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CORNING INCORPORATED AND SUBSIDIARY COMPANIES          EXHIBIT #12
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
(Dollars in millions, except ratios)
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                                              Six MonthsTwenty-Four
                                                Ended   Weeks Ended                    Fiscal Year Ended
                                                                       ------------------------------------------------
                                               June 30,   June 18,     Dec. 31,   Jan. 1,  Jan. 2,    Jan. 3,  Dec. 29,
                                                 1996       1995        1995        1995     1994      1993     1991
                                               -------    -------      ------      ------   ------     -----   ------
Income from continuing operations before
  taxes on income                               $236.4     $158.2       $406.1     $343.8   $ 74.3     $156.2    $182.5
Adjustments:
  Share of earnings (losses) before taxes
  of 50% owned companies                          52.3       41.6         95.2      89.0    (137.0)     103.2    165.4
  Earnings (losses) before taxes of greater
  than 50% owned unconsolidated
    subsidiary                                    (1.1)      (2.6)        (3.1)     (4.0)     (3.1)      (2.1)    (2.2)
  Distributed income of less than 50% owned
  companies and share of loss if debt
  is guaranteed                                                                      2.1       4.5       (4.3)     6.6
  Amortization of capitalized interest             2.9        4.6          9.6      13.3      13.0       11.8     10.2
  Fixed charges net of capitalized interest       60.4       51.7        102.3     148.5     110.1      103.5    104.8
                                                 ------     ------       -----     -----     -----      -----    ------

Earnings before taxes and fixed charges
  as adjusted                                   $350.9     $253.5       $610.1     $592.7   $ 61.8     $368.3    $467.3
                                                ======     ======       ======     ======   ======     ======    ======
  Fixed charges:
  Interest incurred                             $ 42.8     $ 35.5       $ 79.7     $77.5    $ 63.3     $ 53.1    $49.2
  Share of interest incurred of 50% owned
    companies and interest
   on guaranteed debt of less than 50% owned
     companies                                    14.3        9.3         10.2      60.8      40.9       42.0     47.5
  Interest incurred by greater than 50%
    owned unconsolidated subsidiary                           0.3          0.7       0.8       0.8        0.9      0.9
  Portion of rent expense which represents
    interest factor                               10.2        9.0         19.3      17.5      13.4       15.8     12.6
  Share of portion of rent expense which
    represents interest factor for 50% owned
    companies                                      0.7        1.2          2.7       9.4       9.1        9.2      9.0
  Portion of rent expense which represents
    interest factor for
    greater than 50% owned unconsolidated
    subsidiary                                                                       0.1       0.1        0.1      0.1
  Amortization of debt costs                       0.7        0.4          0.9       2.0       1.8        1.5      0.4
                                                ------     ------       ------     -----    ------     ------    -----

Total fixed charges                               68.7       55.7        113.5     168.1     129.4      122.6    119.7
Capitalized interest                              (8.3)      (4.0)       (11.2)    (19.6)    (19.3)     (19.1)   (14.9)
                                                ------     ------       ------     -----    ------     ------    -----

Total fixed charges net of capitalized interest $ 60.4     $ 51.7       $102.3     $148.5   $110.1     $103.5    $104.8
                                                ======     ======       ======     ======   ======     ======    ======

Preferred dividends:
  Preferred dividend requirements               $  7.9     $  7.3       $ 15.7     $ 8.2    $  2.1     $  2.2    $ 2.4
  Ratio of pre-tax income to income before
  minority interest and equity earnings            1.5        1.4          1.4       1.5       0.9        1.2      1.4
                                                ------     ------       ------     -----    ------     ------    -----
  Pre-tax preferred dividend requirement          11.9       10.2         22.0      12.3       1.9        2.6      3.4
Total fixed charges                               68.7       55.7        113.5     168.1     129.4      122.6    119.7
                                                ------     ------       ------     -----    ------     ------    -----

Fixed charges and pre-tax preferred
  dividend requirement                          $ 80.6     $ 65.9       $135.5     $180.4   $131.3     $125.2    $123.1
                                                ======     ======       ======     ======   ======     ======    ======

Ratio of earnings to combined fixed charges
  and preferred dividends                          4.4x       3.8x         4.5x      3.3x      -        2.9x     3.8x
                                                 ======     ======       ======     =====    ======     ======    =====

Earnings did not cover combined fixed charges and preferred dividends by $69.5 in the fiscal year ended January 2, 1994.
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